Exhibit 99.1

Contacts: Gary M. Jacobs Chief Financial Officer Chem Rx Corporation 516-889-8770	Stephanie Carrington / Jared Hoffman The Ruth Group 646-536-7017 / 7013 scarrington@theruthgroup.com jhoffman@theruthgroup.com

Chem Rx Corporation Reports Second Quarter 2008 Financial Results

- Conference Call Scheduled Thursday, August 14, 2008 at 8:30 a.m. ET -

Recent Highlights:

•	Second quarter 2008 net sales increased 13.0% year-over-year to $89.7 million
•	Net beds served surpassed 67,000 at June 30, 2008
•	Second quarter 2008 gross profit rose 16.5% to $23.3 million year-over-year
•	Appointed Gary M. Jacobs as Chief Financial Officer on June 16, 2008

LONG BEACH, NY, August 14, 2008 — Chem Rx Corporation (OTCBB: CHRX, CHRXU, CHRXW), a leading provider of institutional pharmacy services, today reported financial results for the second quarter ended June 30, 2008.

Net sales of Chem Rx Corporation for the second quarter ended June 30, 2008 were $89.7 million, a 13.0% increase compared to $79.4 million for the second quarter ended June 30, 2007. This growth was primarily attributed to increased beds serviced by the Company’s New Jersey, Pennsylvania and New York facilities, primarily as a result of a continued focus on relationship management and high quality customer service. In addition, the Company’s Florida facility commenced operations during the second quarter 2008, and started to generate sales.

Gross profit for the second quarter ended June 30, 2008 was $23.3 million, a 16.5% increase compared to pro forma gross profit of $20.0 million for the quarter ended June 30, 2007. Gross profit as a percentage of net sales was 26.0% and 25.2% for the three months ended June 30, 2008 and 2007, respectively. The increase in the gross profit dollars and percent was attributable to the growth in net sales, coupled with efficiencies resulting from greater utilization of the Company’s facilities and other fixed cost resources.

Selling, general and administrative expenses for the second quarter ended June 30, 2008 were $20.9 million, compared to pro forma selling, general and administrative expenses of $15.4 million for the quarter ended June 30, 2007. Of this increase in selling, general and administrative expenses, approximately $2.9 million was primarily attributable to higher expenditures to support the revenue growth in the Company’s South Plainfield, New Jersey; Albany and Long Beach, New York; and Sciota, Pennsylvania facilities and start up costs associated with the recently opened Deerfield Beach, Florida location. In addition, the Company incurred $1.2 million of increased professional fees and other costs related primarily to the cost of being a public company, $0.7 million in increased delivery expenses due to increased sales and higher fuel costs, higher bad debt expense of $.4 million and higher consulting and recruitment fees of $.3 million.

Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) was $5.2 million for the second quarter ended June 30, 2008, compared to pro forma Adjusted EBITDA of $7.2 million for the second quarter ended June 30, 2007. Adjusted EBITDA is a non-GAAP financial measure.

Interest expense was $3.4 million for the three months ended June 30, 2008, compared to pro forma interest expense of $3.7 million for the three months ended June 30, 2007. The Company recorded a benefit from income taxes of $249,000 for the three months ended June 30, 2008, based on the Company’s expected effective tax rate of 44% for the year ending December 31, 2008. The Company recorded a pro forma income tax provision of $440,000 for the three months ended June 30, 2007, based on the Company’s expected effective tax rate of 40.0% for the year ended December 31, 2007. The increase in the effective income tax rate is primarily related to the effect of stock based compensation expense recorded during the three months ended June 30, 2008.

Net loss for the second quarter ended June 30, 2008 was $(270,000), or $(0.02) per basic and diluted share, compared to pro forma net income of $659,000, or $0.05 per pro forma basic and diluted share, for the quarter ended June 30, 2007.

Jerry Silva, Chairman and Chief Executive Officer, commented, “Our second quarter results continue to demonstrate strong organic growth across our existing markets. The Florida location is expanding and we are continuing to add beds after commencing operations just four months ago. Organic growth is essential to our business and we expect this to continue for the remainder of 2008.”

Steven C. Silva, President and Chief Operating Officer, stated, “During the second quarter, we put in place four strategic key initiatives that will help improve our operational efficiency. The initiatives are focused on four key areas: operational efficiency; cost reduction; customer service; and growth and retention. With the recent addition of Gary Jacobs as our Chief Financial Officer, we are actively addressing ways to improve all aspects of our business including our financial controls.”

Gary M. Jacobs, Chief Financial Officer, said, “I am very pleased to have joined Chem Rx in June and am taking the necessary steps to streamline our accounting and budgeting functions. Based on this detailed review of the 2008 budget currently underway, we believe that it is prudent for us to retract our previously provided 2008 revenue and EBITDA guidance until we complete the budget review at the end of September. At that time, we will provide revised guidance for 2008.”

Recent Corporate Developments

As of June 30, 2008, Chem Rx Corporation surpassed the milestone of over 67,000 beds served, a five percent increase over the past six months. The net bed growth was attributable to growth across all five of the Company’s institutional facilities including Long Beach, Albany, Pennsylvania, New Jersey and Florida.

On June 16, 2008, Chem Rx Corporation announced the appointment of Gary M. Jacobs as Chief Financial Officer.

Conference Call

To participate in the conference call on August 14, 2008 at 8:30 am ET, please dial 1-877-407-0784 (USA) or 1-201-689-8560 (international). A web cast of the call will also be available from the Investor Relations section on the corporate web site at http://www.chemrx.net. In addition, a dial-up replay of the conference call will be available beginning August 14, 2008 at approximately 11:30 a.m. ET and will remain available until August 21, 2008. To access the replay, please dial 1-877-660-6853 (USA) or 1-201-612-7415 (international) and reference the account number 3055 and the access code 293126.

Pro Forma Adjusted EBITDA and Adjusted EBITDA

To assist financial statement users in their assessment of the Company’s historical performance and their evaluation of the Company’s potential for future earnings and cash flows, the Company has included in this press release financial measures referred to as adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as well as Adjusted EBITDA on a pro forma basis (Pro Forma Adjusted EBITDA). Pro Forma Adjusted EBITDA modifies Adjusted EBITDA for the corresponding prior period (before the October 26, 2007 business combination) to include the estimated effect of the business combination, financing transactions and certain other effects of the business combination as if the business combination had taken place at the start of such prior period. Adjusted EBITDA and Pro Forma Adjusted EBITDA are presented because the Company believes each is a supplemental measure of performance that can be used by securities analysts, investors and other interested parties in the evaluation of its performance. Other companies may calculate EBITDA differently. Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance under generally accepted accounting principles (GAAP) and should not be considered as measures of liquidity or as alternatives to operating income, net income or cash flow from operating activities as indicators of operating performance or any other measures of performance derived in accordance with GAAP. As non-GAAP financial measures, Adjusted EBITDA and Pro Forma Adjusted EBITDA, have certain material limitations as follows:

•

They do not include interest expense. Because the Company has substantial obligations for borrowed money, interest is a necessary and significant part of the Company’s costs. Therefore, any measures that exclude interest have material limitations;

•

They do not include depreciation and amortization expense. Because the Company needs capital assets to generate revenues, depreciation and amortization expense is a necessary and ongoing part of the Company’s costs. Therefore, any measures that exclude depreciation and amortization expense have material limitations;

•	They do not include taxes. Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measures that exclude taxes have material limitations;

•	They include additional adjustments described in the table at the end of this press release primarily related to certain non-cash compensation costs and other non-recurring expenses; and

•	Pro Forma Adjusted EBITDA includes adjustments to estimate the pro forma effects of the business combination including the business combination financing transactions.

Management compensates for these limitations by considering the economic effect of the adjusted items independently as well as in connection with its analysis of net earnings.

About Chem Rx

Founded more than 40 years ago, Chem Rx is a major institutional pharmacy serving the New York City metropolitan area, as well as parts of New Jersey, upstate New York, Pennsylvania and Florida. Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities. Chem Rx annually provides over six million prescriptions to more than 67,000 residents of more than 440 institutional facilities. Chem Rx’s website address is www.chemrx.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Chem Rx Corporation. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions and institutional pharmacy locations; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Chem Rx Corporation’s filings with the SEC. The information set forth herein should be read in light of such risks. Chem Rx Corporation does not assume any obligation to update the information contained in this press release.

Chem Rx Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the Three Months Ended June 30, 2007
(in thousands)

	Chem Rx Corporation (U.S. GAAP) Three Months Ended June 30, 2007	B.J.K. Inc. (U.S. GAAP) Three Months Ended June 30, 2007	Non- GAAP Adjustments June 30, 2007		Chem Rx Corporation Non- GAAP Pro Forma Three Months Ended June 30, 2007
NET SALES	$ --	$ 79,413	$ --		$ 79,413
COST OF SALES	--	59,368	--		59,368
GROSS PROFIT	--	20,045	--		20,045
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	109	13,444	1,845	(a)	15,398
OPERATING INCOME (LOSS)	(109)	6,601	(1,845)		4,647
OTHER INCOME (EXPENSE)					
Interest income	501	8	(501)	(b)	8
Interest expense	--	(713)	(3,026)	(c)	(3,739)
Other income, net	--	183	--		183
TOTAL OTHER INCOME (EXPENSE)	501	(522)	(3,527)		(3,548)
INCOME (LOSS) BEFORE MINORITY INTEREST & INCOME TAXES	392	6,079	(5,372)		1,099
MINORITY INTEREST	--	(266)	266	(d)	--
INCOME (LOSS) BEFORE INCOME TAXES	392	5,813	(5,106)		1,099
PROVISION (BENEFIT) FOR INCOME TAXES	--	92	348	(e)	440
NET INCOME (LOSS)	$ 392	$ 5,721	$ (5,454)		$ 659

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(a) Reflects deconsolidation of 750 Park Place and increased rent expense paid to 750 Park Place, which is an affiliate that was not acquired in the transaction. In addition, the adjustment reflects excess salaries paid over senior management's pro forma contractual levels and an estimated increase of $1.8 million of additional amortization expense for three months related to intangible assets created by Chem Rx Corporation's acquisition of B.J.K. Inc.

(b) Reflects exclusion of interest income unrelated to B.J.K. Inc. prior to the acquisition.

(c) Reflects estimated pro forma interest expense resulting from our new capital structure after the close of the acquisition, using an assumed 3-month LIBOR rate of 5.00% and inclusive of deferred financing amortization expense.

(d) Reflects exclusion of the minority interest related to 750 Park Place, an affiliate not acquired in the transaction.

(e) Reflects adjustment for assumed corporate tax rate of 40%.

Chem Rx Corporation
Unaudited Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2007
(in thousands)

	Chem Rx Corporation (U.S. GAAP) Six Months Ended June 30, 2007	B.J.K. Inc. (U.S. GAAP) Six Months Ended June 30, 2007	Non- GAAP Adjustments June 30, 2007		Chem Rx Corporation Non- GAAP Pro Forma Six Months Ended June 30, 2007
NET SALES	$ --	$ 152,246	$ --		$ 152,246
COST OF SALES	--	114,145	--		114,145
GROSS PROFIT	--	38,101	--		38,101
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	276	26,507	3,605	(a)	30,388
OPERATING INCOME (LOSS)	(276)	11,594	(3,605)		7,713
OTHER INCOME (EXPENSE)					
Interest income	971	11	(971)	(b)	11
Interest expense	--	(1,286)	(6,192)	(c)	(7,478)
Other income, net	--	390	--		390
TOTAL OTHER INCOME (EXPENSE)	971	(885)	(7,163)		(7,077)
INCOME (LOSS) BEFORE MINORITY INTEREST & INCOME TAXES	695	10,709	(10,768)		636
MINORITY INTEREST	--	(542)	542	(d)	--
INCOME (LOSS) BEFORE INCOME TAXES	695	10,167	(10,226)		636
PROVISION (BENEFIT) FOR INCOME TAXES	1	180	89	(e)	270
NET INCOME (LOSS)	$ 694	$ 9,987	$ (10,315)		$ 366

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(a) Reflects deconsolidation of 750 Park Place and increased rent expense paid to 750 Park Place, which is an affiliate that was not acquired in the transaction. In addition, the adjustment reflects excess salaries paid over senior management's pro forma contractual levels and an estimated increase of $3.5 million of additional amortization expense for six months related to intangible assets created by Chem Rx Corporation's acquisition of B.J.K. Inc.

(b) Reflects exclusion of interest income unrelated to B.J.K. Inc. prior to the acquisition.

(c) Reflects estimated pro forma interest expense resulting from our new capital structure after the close of the acquisition, using an assumed 3-month LIBOR rate of 5.00% and inclusive of deferred financing amortization expense.

(d) Reflects exclusion of the minority interest related to 750 Park Place, an affiliate not acquired in the transaction.

(e) Reflects adjustment for assumed corporate tax rate of 40%.